Exhibit 99.1

IDT Reports Fiscal Third Quarter 2008 Results

Strong Sequential Growth in Sales of Timing, PC Audio and PCI Express Devices

Company Announces Board of Directors Transition

SAN JOSE, Calif.--(BUSINESS WIRE)--IDT® (Integrated Device Technology, Inc.)(NASDAQ:IDTI), a leading provider of essential mixed-signal semiconductor solutions that enrich the digital media experience, today announced results for the fiscal third quarter ended December 30, 2007.

“We experienced broad strength in sales of timing devices across our computing, consumer and communications end markets. Increased sales of PC audio and PCI Express® devices, combined with robust timing product sales and sequential improvement in gross margin, allowed us to post EPS that was in line with the mid-point of our previous expectations,” stated Greg Lang, president and CEO of IDT. “While revenue growth in these markets was more than offset by weaker demand for our communications and server products, we continue to see strong design win momentum across many of our new product lines including PCI Express and PC audio, and we look forward to a strong second half of calendar year 2008 as these design wins ramp.”

The following highlights the Company’s financial performance on both a GAAP and non-GAAP basis. The GAAP results include certain costs, charges, gains and losses in accordance with GAAP which are excluded from non-GAAP results based on management’s determination that they are not directly reflective of on-going operations. A complete reconciliation of GAAP to non-GAAP results is attached to this press release.

  Revenue for the fiscal third quarter of 2008 was $201.2 million, compared to $206.2 million reported in the same period one year ago.
  GAAP net income for the fiscal third quarter of 2008 was $13.4 million or $0.07 per diluted share, compared to a GAAP net loss of $1.9 million or approximately $0.01 per diluted share in same period one year ago. Fiscal third quarter 2008 GAAP results include $24.9 million of acquisition-related charges (including $24.5 million in amortization of intangibles and $0.4 million of other acquisition-related charges), and $9.4 million of stock-based compensation.
  Non-GAAP net income for the fiscal third quarter of 2008 was $46.7 million or $0.25 per diluted share, compared to non-GAAP net income of $51.7 million or $0.25 per diluted share reported in the same period one year ago.
  GAAP gross profit for the fiscal third quarter of 2008 was $88.3 million, compared to GAAP gross profit of $85.8 million in the same period one year ago. Non-GAAP gross profit for the fiscal third quarter of 2008 was $105.2 million, compared to non-GAAP gross profit of $109.6 million reported in the same period one year ago.
  GAAP R&D expense for the fiscal third quarter of 2008 was $40.6 million, compared with GAAP R&D expense of $43.5 million in the same period one year ago. Non-GAAP R&D expense for the fiscal third quarter of 2008 was $35.7 million, compared to non-GAAP R&D expense of $36.4 million in the same period one year ago.
  GAAP SG&A expense for the fiscal third quarter of 2008 was $38.9 million, compared to GAAP SG&A expense of $46.8 million in the same period one year ago. Non-GAAP SG&A expense for the fiscal third quarter of 2008 was $24.9 million, compared to non-GAAP SG&A expense of $24.5 million in the same period one year ago.

Stock Repurchase Program Update

During the fiscal third quarter of 2008, the Company repurchased approximately $102 million of IDT shares. The Company has approximately $135 million dollars remaining under its authorized repurchase program.

Board of Directors Transition

The Company also announced the addition of Mr. Gordon W. Parnell to its Board of Directors. Mr. Parnell currently serves as Vice President and Chief Financial Officer for Microchip Technology Inc. IDT also announced that its Board of Directors unanimously agreed to reduce the size of the Board. In connection with this reduction, John Bolger, John Howard, Ken Kannappan and Hock Tan have resigned from the IDT Board.

“The integration of IDT and ICS has been successfully completed and now is a good time to streamline the Board,” said John Schofield, newly appointed Chairman of the Board. “On behalf of the Company, I would like to thank each of the departing directors for their dedicated service and valuable contributions. We are also extremely pleased to welcome Gordon Parnell to the Board and believe that his background and skill set make him an ideal successor to John Bolger as Chairman of the Audit Committee,” added Schofield.

Webcast and Conference Call Information

Investors can listen to a live or replay webcast of the Company’s quarterly financial conference call at http://www.IDT.com. The live webcast will begin at 1:30 p.m. Pacific time on January 24, 2008. The webcast replay will be available after 5:00 p.m. Pacific time on January 24, 2008.

Investors can also listen to the live call at 1:30 p.m. Pacific time on January 24, 2008 by calling (888) 428-4478 or (651) 291-0618. The conference call replay will be available after 5:00 p.m. Pacific time on January 24, 2008 through 11:59 p.m. Pacific time on January 31, 2008 at (800) 475-6701 or (320) 365-3844. The access code is 905608.

About IDT

With the goal of continuously improving the digital media experience, IDT integrates its fundamental semiconductor heritage with essential innovation, developing and delivering low-power, mixed-signal solutions that solve customer problems. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol "IDTI." Additional information about IDT is accessible at www.IDT.com.

Forward Looking Statements

Investors are cautioned that forward-looking statements in this release involve a number of risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include, but are not limited to, global business and economic conditions, fluctuations in product demand, manufacturing capacity and costs, inventory management, competition, pricing, patent and other intellectual property rights of third parties, timely development and supply of new products and manufacturing processes, dependence on one or more customers for a significant portion of sales, successful integration of acquired businesses and technology, availability of capital, cash flow and other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company urges investors to review in detail the risks and uncertainties in the Company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the fiscal year ended April 1, 2007 and Quarterly Report on Form 10-Q for the period ended September 30, 2007.

IDT and the IDT logo are trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

INTEGRATED DEVICE TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Dec. 30,	Sept. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2007	2007	2006	2007	2006

Revenues	$201,228	$204,127	$206,196	604,371	596,908

Cost of revenues	112,904	115,937	120,406	342,969	340,213

Gross profit	88,324	88,190	85,790	261,402	256,695

Operating expenses:

Research and development	40,616	41,876	43,474	127,191	123,941

Selling, general and administrative	38,929	43,615	46,791	127,658	143,771

Acquired in-process research and development	-	-	-	-	500

Total operating expenses	79,545	85,491	90,265	254,849	268,212

Operating income (loss)	8,779	2,699	(4,475)	6,553	(11,517)

Interest expense	(20)	(28)	(59)	(89)	(210)

Interest income and other, net	3,443	4,446	4,027	13,741	11,268

Income (loss) before income taxes	12,202	7,117	(507)	20,205	(459)

Provision (benefit) for income taxes	(1,216)	2,358	1,433	3,124	3,708

Net income (loss)	$13,418	$4,759	$(1,940)	17,081	(4,167)

Net Income (loss) per share:

Basic	$0.07	$0.02	$(0.01)	$0.09	$(0.02)

Diluted	$0.07	$0.02	$(0.01)	$0.09	$(0.02)

Weighted average shares:

Basic	186,720	190,745	197,332	190,240	198,633

Diluted	188,545	195,923	197,332	194,130	198,633
INTEGRATED DEVICE TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP
(Unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
	Dec. 30,	Sept. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2007	2007	2006	2007	2006

GAAP Net Income (Loss)	$13,418	$4,759	$(1,940)	$17,081	$(4,167)

GAAP Diluted Income (Loss) Per Share	$0.07	$0.02	$(0.01)	$0.09	$(0.02)
Acquisition Related:

Amortization of acquisition related intangibles (1)	24,492	29,942	39,664	85,509	116,125

Inventory FMV write-up (1)	-	-	207	-	3,722

Acquired In-process research and development (1)	-	-	-	-	500

Acquisition related costs (2)	398	540	727	2,046	3,719

Restructuring Related:

Severance and retention costs (3)	1,503	-	814	1,494	2,153

Assembly transition costs (4)	-	193	427	468	427

Facility closure costs (5)	(39)	183	232	295	761

Asset impairment (6)	-	-	-	-	2,482

Other:

Stock-based compensation expense (7)	9,391	11,800	11,178	33,021	35,419

Tax effects of Non-GAAP adjustments (8)	(2,415)	853	366	(761)	366

Non-GAAP Net Income	$46,748	$48,270	$51,675	$139,153	$161,507

Non-GAAP Diluted Earnings Per Share	$0.25	$0.25	$0.25	$0.72	$0.79

Weighted average shares:

Basic	186,720	190,745	197,332	190,240	198,633

Diluted	188,545	195,923	202,904	194,130	203,335

GAAP gross profit	88,324	88,190	85,790	261,402	256,695

Acquisition Related:

Amortization of acquisition related intangibles (1)	15,529	15,614	20,878	46,773	59,843

Inventory FMV write-up (1)	-	-	207	-	3,722

Acquisition related costs (2)	369	442	515	1,264	1,570

Restructuring Related:

Severance and retention costs (3)	-	-	574	(9)	1,407

Assembly transition costs (4)	-	193	427	468	427

Facility closure costs (5)	(8)	120	150	204	495

Asset impairment (6)	-	-	-	-	2,482

Other:

Stock-based compensation expense (7)	947	1,189	1,107	3,189	2,489

Non-GAAP gross profit	105,161	105,748	109,648	313,291	329,130

GAAP R&D Expenses:	40,616	41,876	43,474	127,191	123,941

Acquisition Related:

Amortization of acquisition related intangibles (1)	(19)	(19)	(125)	(100)	(375)

Acquisition related costs (2)	124	(77)	(148)	(49)	(1,822)

Restructuring Related:

Severance and retention costs (3)	(262)	-	(240)	(262)	(559)

Facility closure costs (5)	20	(36)	(47)	(57)	(152)

Other:

Stock-based compensation expense (7)	(4,782)	(6,615)	(6,510)	(18,128)	(19,321)

Non-GAAP R&D Expenses	35,697	35,129	36,404	108,595	101,712

GAAP SG&A Expenses:	38,929	43,615	46,791	127,658	143,771

Acquisition Related:

Amortization of acquisition related intangibles (1)	(8,944)	(14,309)	(18,661)	(38,636)	(55,907)

Acquisition related costs (2)	(153)	(21)	(64)	(733)	(327)

Restructuring Related:

Severance and retention costs (3)	(1,241)	-	-	(1,241)	(187)

Facility closure costs (5)	11	(27)	(35)	(34)	(114)

Other:

Stock-based compensation expense (7)	(3,662)	(3,996)	(3,561)	(11,704)	(13,609)

Non-GAAP SG&A Expenses	24,940	25,262	24,470	75,310	73,627

GAAP Interest income and other, net	3,423	4,418	3,968	13,652	11,058

Non-GAAP Interest income and other, net	3,423	4,418	3,968	13,652	11,058

GAAP Provision (benefit) for Income Taxes	(1,216)	2,358	1,433	3,124	3,708

Tax effects of Non-GAAP adjustments (8)	2,415	(853)	(366)	761	(366)

Non-GAAP Provision for Income Taxes	1,199	1,505	1,067	3,885	3,342

(1) Consists of acquisition-related charges including amortization of intangible assets and the FMV adjustment of acquired inventory sold. In addition, the nine month ended December 31, 2007 includes acquired IPR&D related to our acquisition of Sigmatel's PC audio business in Q2 2007.

(2) Consists of costs incurred in connection with merger and acquisiton-related activities, including legal and accounting fees. Also includes costs associated with our merger with ICS and the acquisition of Freescale assets in Q2 2006, such as additional depreciation resulting from purchase accounting and costs associated with the exit of previously leased facilities.

(3) Consists of costs associated with restructuring actions initiated by the Company, primarily composed of severance and retention costs. Q3 2008 includes expenses related to the executive transition agreement with our Chief Executive Officer.

(4) Consists of the costs incurred as the Company transitions its assembly operations in Malaysia to a third-party.

(5) Consists of ongoing costs associated with the exit of our leased facilities in Santa Clara and Salinas and the closure of our manufacturing facility in the Philippines.

(6) Consists of an impairment charge related to our manufacturing facility in the Philippines.

(7) Consists of stock-based compensation expense.

(8) Consists of the tax effects of acquisition-related non-GAAP adjustments. Q3 2008 includes an adjustment to the deferred taxes established in connection with the ICS merger, as a result of a decrease in enacted foreign jurisdiction tax rate in the quarter.

INTEGRATED DEVICE TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Dec. 30,	Apr. 1,
(In thousands)	2007	2007

ASSETS

Current assets:

Cash and cash equivalents	$170,035	$246,589

Short-term investments	114,695	113,344

Accounts receivable, net	92,278	89,986

Inventories	79,403	85,076

Deferred Taxes	7,910	7,308

Prepaid and other current assets	29,301	29,437

Total current assets	493,622	571,740

Property, plant and equipment, net	83,176	93,058

Goodwill	1,034,118	1,038,064

Acquisition-related intangibles	228,974	314,484

Other assets	29,652	24,386

TOTAL ASSETS	$1,869,542	$2,041,732

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable	$45,082	$47,854

Accrued compensation and related expenses	23,802	30,882

Deferred income on shipments to distributors	28,806	34,343

Income taxes payable	8,807	30,514

Other accrued liabilities	17,069	22,445

Total current liabilities	123,566	166,038

Deferred tax liabilities	20,521	20,603

Long term income taxes payable	21,400	-

Long term liabilities	17,277	16,001

Total liabilities	182,764	202,642

Stockholders' equity	1,686,778	1,839,090

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,869,542	$2,041,732

CONTACT:
IDT Investor Relations
Mike Knapp, 408-284-6515 (Financial)
mike.knapp@idt.com
or
IDT Worldwide Marketing
Chad Taggard, 408-284-8200 (Press)
chad.taggard@idt.com